Exhibit 10.5
CHESAPEAKE UTILITIES CORPORATION
DEFERRED COMPENSATION PLAN
Amended and Restated as of January 1, 2009

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SECTION 1. ESTABLISHMENT AND PURPOSE
1.01. Establishment.
Effective September 1, 1998, the Company established for the benefit of certain Eligible Employees an unfunded plan of deferred compensation known as the “Chesapeake Utilities Corporation Executive Deferral Program,” as the same has been amended from time to time. Effective January 1, 2007, the Company amended and restated the Plan to provide members of the Company’s Board of Directors deferral opportunities and renamed the Plan the “Chesapeake Utilities Corporation Deferred Compensation Program”. Effective January 1, 2009, the Company hereby amends and restates the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and renames the Plan the “Chesapeake Utilities Corporation Deferred Compensation Plan”.
1.02. Purpose.
The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees, as well as members of the Company’s Board of Directors. The Plan permits Eligible Employees and Directors to defer payment of part or all of certain specified types of compensation until their Separation from Service with the Company and its Affiliates or until such other date specified in accordance with the terms of the Plan.
1.03. Effective Date.
The Plan, as hereby amended and restated, is intended to meet the requirements of Code Section 409A, and is effective with respect to amounts that were not deferred and vested (within the meaning of Code Section 409A) before January 1, 2005, and any earnings on such amounts. Except as otherwise specifically provided herein, amounts deferred and vested (within the meaning of Code Section 409A) before January 1, 2005 (and earnings on such amounts) remain subject to the terms of the September 1, 1998 Plan restatement, which are set forth in Appendix A. For recordkeeping purposes, the Company established separate accounts for each Participant for amounts deferred and vested before January 1, 2005, and amounts deferred and vested on or after that date.
To the extent inconsistent with Code Section 409A or regulations issued thereunder, this Plan shall be amended to conform to such requirements within applicable time limitations established by the Internal Revenue Service.

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SECTION 2. DEFINITIONS AND CONSTRUCTION
2.01. Definitions.
The following words and phrases as used in the Plan have the following meanings:
(a)	“Account” means the bookkeeping account established for each Participant under Section 4. Each Account shall include a Deferred Cash Subaccount and a Deferred Stock Unit Subaccount. Additional subaccounts shall be maintained as necessary for the administration of the Plan.
(b)	“Affiliate” means any corporation included with Chesapeake Utilities Corporation in a “controlled group of corporations,” as defined in Code Section 414(b), or an unincorporated business included with Chesapeake Utilities Corporation in a group of trades or business under “common control,” as defined by regulations prescribed by the Secretary of the Treasury under Code Section 414(c).
(c)	“Beneficiary” means the person or persons (including a contingent beneficiary except where the context indicates otherwise) designated by a Participant pursuant to Section 9.02 to receive death benefits under the Plan.
(d)	“Board” means the Board of Directors of the Company.
(e)	“Bonus Compensation” means compensation received under the Bonus Plan or other compensation designated by the Committee as Bonus Compensation eligible for deferral under the Plan as Performance Based Compensation.
(f)	“Bonus Plan” means the “Chesapeake Utilities Corporation Cash Bonus Incentive Plan,” as in effect and amended from time to time.
(g)	“Change in Control” means the first of the following events to occur:
(1)	Any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a “group”), acquires ownership of stock of the Company (or a majority-controlled subsidiary of the Company) that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if such person or group is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the corporation before this transfer of the Company’s stock, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control of the Company; or

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(2)	Any one person or group (as described in Section 2.01(g)(1), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or a majority-owned subsidiary of the Company) possessing 35 percent or more of the total voting power of the stock of the Company where such person or group is not merely acquiring additional control of the Company; or
(3)	A majority of members of the Company’s Board (other than the Board of a majority-controlled subsidiary of the Company) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
(4)	Any one person or group (as described in 2.01(g)(1), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company (or a majority-controlled subsidiary of the Company) that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control under this Section 2.01(g)(4), if the assets are transferred to:
(A)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(B)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;
(C)	a person, or more than one person acting as a group (as described in 2.01(g)(1), above), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(D)	an entity, at least 50 percent of the total value or voting power of which is owned directly or indirectly, by a person described in Section 2.01(g)(4)(C), above.

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However, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of (i) any event involving a transaction in which the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of the Company; (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (iii) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall be deemed not to constitute a Change in Control.
The term “Change in Control” is intended to comply with Code Section 409A and shall be interpreted such that a Change in Control (1) shall occur for purposes of the Plan in any circumstance that would constitute a “Change in Control Event” (within the meaning of Treasury Regulations under Code Section 409A) and (2) shall not occur for purposes of the Plan in any circumstance that would not constitute such a Change in Control Event.
(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(i)	“Committee” means the Employee Benefits Committee of the Company or such other committee as may be appointed by the Board to administer the Plan.
(j)	“Common Stock” means the common stock, $.4867 par value, of the Company, including both treasury shares and authorized but unissued shares, or any security of the Company issued in substitution, exchange, or in lieu thereof.
(k)	“Company” means Chesapeake Utilities Corporation, a Delaware corporation, and any Affiliate that may be authorized by the Compensation Committee and by its own board of directors to participate in the Plan with respect to its employees.
(l)	“Compensation Committee” means the Compensation Committee of the Board.

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(m)	“Deferred Cash Subaccount” means the bookkeeping account to which Deferred Cash Payments of a Participant and interest are credited pursuant to Section 4.
(n)	“Deferred Cash Payment” means any Director Compensation, otherwise payable in cash, or Bonus Compensation that a Participant elects to defer under the Plan.
(o)	“Deferred Stock Units” or “DSUs” means hypothetical shares of Common Stock (including hypothetical fractional shares).
(p)	“Director” means a member of the Board of Directors of the Company.
(q)	“Director Compensation” means amounts paid or payable by the Company to a Director for a Plan Year which are includable in income for federal tax purposes, including Director’s fees of all types, whether paid in cash or Common Stock. Notwithstanding the foregoing, non-cash compensation and expense reimbursements are excluded from Director Compensation.
(r)	“Disabled” means a medically determinable physical or mental impairment that can be expected to result in death or last for at least 12 months; and the impairment either (1) prevents the Participant from engaging in any substantial gainful activity, or (2) entitles the Participant to receive income replacement benefits for at least 3 months under an accident or health plan sponsored by the Company. The Company shall determine whether a Participant is Disabled in its sole discretion (but in compliance with Code Section 409A) and may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of the Participant’s disability.
(s)	“DSU Subaccount” means the bookkeeping account to which DSUs of a Participant and dividend equivalents are credited pursuant to Section 4.
(t)	“Eligible Employee” means an employee of the Company who is designated by the Compensation Committee, in its sole discretion, to be eligible to participate in the Plan.
(u)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(v)	“Excessive Benefits” means an amount credited to a Participant’s Account or paid on a Participant’s behalf in excess of the amount that properly should have been credited to the Participant’s Account or paid on the Participant’s behalf.

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(w)	“Fair Market Value” means the average of the high and low sales price of the Common Stock, as reported on the New York Stock Exchange (or any other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Common Stock is reported for a date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of valuation.
(x)	“Participant” means an Eligible Employee or Director who becomes a participant in the Plan in accordance with Section 3.01 and whose Account has a positive balance.
(y)	“Performance Based Compensation” means a bonus or other payment of compensation for which the amount of the payment or the entitlement thereto is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. The organizational or individual performance criteria shall be established in writing no later than 90 days after the beginning of the period of service to which the criteria relate, and the outcome must be substantially uncertain at the time the criteria are established. Notwithstanding the above, a performance-based bonus may be based on subjective performance criteria, provided that:
(1)	the subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and
(2)	the determination that any subjective performance criteria have been met is not to be made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
(z)	“Performance Share Award” means a performance share award granted under the PIP which qualifies as Performance Based Compensation.
(aa)	“Performance Shares” means shares of Common Stock awardable under a Performance Share Award in accordance with the terms of the PIP.
(bb)	“PIP” means the “Chesapeake Utilities Corporation Performance Incentive Plan,” as in effect and as amended from time to time.

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(cc)	“Plan” means the “Chesapeake Utilities Corporation Deferred Compensation Program,” as set forth herein and as amended from time to time.
(dd)	“Plan Year” means the calendar year.
(ee)	“Separation from Service” occurs when an Eligible Employee separates from service with the Company if the Eligible Employee dies, retires or otherwise has a termination of employment with the Company. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Eligible Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Eligible Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Eligible Employee provided services to the Company if the Eligible Employee has been providing services for less than 36 months). An Eligible Employee will not be deemed to have experienced a Separation from Service if such Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. In the case of a Director, a separation from service occurs upon the termination of the Director’s service on the Board, provided, however, that a Director who is also providing services to the Company as an independent contractor, does not have a Separation from Service until he has separated from service both as a Director and as an independent contractor. If an Eligible Employee provides services both as an employee and as a member of the Board, the services provided as a Director are generally not taken into account in determining whether the Eligible Employee has a Separation from Service as an employee for purposes of the Plan, in accordance with final regulations under Code Section 409A.
(ff)	“Valuation Date” means the last business day of each calendar month.

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2.02. Construction.
For purposes of the Plan, unless the contrary is clearly indicated by the context,
(a)	the use of the masculine gender shall also include within its meaning the feminine and vice versa,
(b)	the use of the singular shall also include within its meaning the plural and vice versa, and
(c)	the word “include” shall mean to include without limitation.

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SECTION 3. PARTICIPATION
3.01. Election of Benefits.
An Eligible Employee or Director shall become a Participant in the Plan by electing to participate in the Plan in accordance with Section 3.02 and procedures established by the Committee.
3.02. Election Requirements.
(a)	Election Filing Deadline. Except as provided in subsection (b), below, an election to defer an amount equal to all or part of an Eligible Employee’s Bonus Compensation earned with respect to, or Performance Shares awarded during, a Plan Year shall be filed by the Eligible Employee with the Committee at least six months before the Plan Year ends (i.e., by June 30th), unless the Bonus Compensation or Performance Shares do not qualify as Performance-Based Compensation, in which case an election with respect to such compensation shall be filed by the Eligible Employee with the Committee before the beginning of the Plan Year for which the compensation will be earned, or at such other time that complies with the deferral election requirements of Code Section 409A. Except as provided in subsection (b) below, a Director shall file an election with the Committee to defer an amount equal to all or part of his Director Compensation before the beginning of the Plan Year for which the Director Compensation will be earned. In all cases, a Participant’s election to defer Bonus Compensation, Director Compensation or Performance Shares, as applicable, shall be made in accordance with the deferral election timing requirements of Code Section 409A and procedures established by the Committee from time to time.
(b)	Initial Election. A newly hired or otherwise newly Eligible Employee may file the requisite election to defer Bonus Compensation or Performance Shares earned thereafter before the expiration of 30 days either from, as applicable, (1) his initial date of employment (if the Eligible Employee is a new hire) or (2) his initial date of eligibility (if the Eligible Employee is newly eligible to participate in the Plan). A newly eligible Director may file the requisite election to defer Director Compensation earned thereafter before the expiration of 30 days from the Director’s initial date of eligibility to participate in the Plan. Initial elections shall apply only to compensation (of whatever kind) to be earned after the date of the timely initial election.

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(c)	Irrevocable Election. Except as provided in Sections 5.03, 5.04, 5.05 and 5.06, a deferral election described in this Section 3.02, once filed, shall be irrevocable and shall remain in effect until the end of the Plan Year to which it pertains. Six months before the end of each subsequent Plan Year (or prior to the beginning of each subsequent Plan Year if the Bonus Compensation or Performance Shares do not qualify as Performance-Based Compensation), the Participant shall file a new election with the Committee in accordance with the preceding provisions of this Section 3.02. The new election shall apply only to deferrals for that Plan Year. An Eligible Employee or Director who does not make a deferral election in one Plan Year may make a deferral election for any subsequent Plan Year, provided he remains an Eligible Employee or Director, by making a deferral election in accordance with this Section 3.02.
(d)	Form and Content of Election. An election to make a deferral hereunder shall be in writing, in a form acceptable to the Committee, and shall specify such information as required by the Committee. A deferral election may designate any whole percentage (from 1% to 100%) of the Bonus Compensation or Performance Shares awarded to an Eligible Employee, or Director Compensation awarded to a Director, to be deferred for a calendar year.
(e)	Treatment of Performance Shares and Common Stock. A Participant who elects to defer Performance Shares or other compensation payable in the form of Common Stock shall be credited with DSUs rather than with shares of Common Stock. Such DSUs shall equal the number of shares of Common Stock that the Participant otherwise would be entitled to receive as compensation or under the Performance Share Award (irrespective of any taxes that would have otherwise been withheld on such compensation or Performance Share Award).
3.03. Form and Time of Payment.
(a)	General. Except as provided in Sections 5.03, 5.04, 5.05, and 5.06, an amount deferred under this Section 3 shall be paid in a lump sum as of the Valuation Date coincident with or next following the date elected by the Participant. A Participant may elect a different form or time of payment for his deferrals for each Plan Year, but may not divide his deferrals for a single Plan Year among different forms or times of payment. If, however, a Participant who is an Eligible Employee elects to receive payment upon Separation from Service, no amount shall be distributed earlier than six months after the Valuation Date coincident with or next following the Participant’s Separation from Service. Such six month delay shall not apply to a distribution made to a Participant who is a Director. A Participant may elect to receive his distribution as of the earlier or later of two dates (including Separation from Service), to the extent permitted by Code Section 409A.

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(b)	Modification of Time and Form. After making his first election, a Participant may file an election with the Committee, in a form satisfactory to the Committee, to modify the payment date with respect to a deferral election or to irrevocably specify that the amount credited to his Account is to be paid in the form of five or ten annual installments; provided, however, that, to the extent required by Code Section 409A, such election:
(1)	is filed with the Committee at least twelve months prior to the date of the first scheduled payment;
(2)	is not effective until at least twelve months after the date on which the election is made;
(3)	defers the lump sum payment or the first installment payment with respect to which such election is made for a period of not less than five years from the date such payment would otherwise have been made;
(4)	does not accelerate payment of the deferred amount; and

(5)	does not request other than five or ten annual installments.
For purposes of the Plan, an election to receive benefits as five or ten annual installments shall be treated as the entitlement to a single payment as further described in Treas. Reg. Section 1.409A-2(b)(iii).
3.04. Termination of Participation.
Once an Eligible Employee or Director becomes a Participant, such individual shall continue to be a Participant until such individual (a) ceases to be described as an Eligible Employee or Director, as applicable, and (b) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).

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SECTION 4. ACCOUNTS
4.01. Accounts.
The Company shall maintain for bookkeeping purposes an Account in the name of each Participant. Each Account shall have a Deferred Cash Subaccount and a DSU Subaccount, as applicable, to which shall be credited amounts deferred under Section 3.
4.02. Deferred Cash Subaccount.
The Company shall maintain a Deferred Cash Subaccount in the name of each Participant. During each Plan Year, each Deferred Cash Subaccount shall be credited with the Participant’s Bonus Compensation or Director Compensation, otherwise payable in cash, as applicable, deferred under Section 3.
4.03. DSU Subaccount.
The Company shall maintain a DSU Subaccount in the name of each Participant. During each Plan Year, each DSU Subaccount shall be credited with the Participant’s Performance Shares or Common Stock, as applicable, deferred under Section 3.
4.04. Investment Return for Deferred Cash Subaccount.
(a)	Rate of Return Indices. The Compensation Committee shall select and maintain one or more rate of return indices as specified on Exhibit A attached hereto as amended from time to time. A Deferred Cash Payment shall be allocated among one or more of the rate of return indices and shall be credited with the applicable investment return (or loss) that such Deferred Cash Payment would have achieved if it were invested in the specified index or indices. Allocations to one or more of the rate of return indices may be modified during the Plan Year to the extent permitted by the Committee, in its sole discretion. Amounts in the Deferred Cash Subaccount that were deferred and vested as of January 1, 2005, may be allocated among one or more of the rate of return indices on Exhibit A attached hereto to the extent the Committee so provides and to the extent such provision is not a material modification (within the meaning of Code Section 409A and Treasury Regulations issued thereunder) to the terms of the September 1, 1998 Plan restatement, which are set forth in Appendix A.
(b) Election of Rate of Return Indices.
(1)	Each Participant shall specify in writing, at the time he completes his election to participate under Section 3, and in a form acceptable to the Committee, how any Deferred Cash Payment shall be allocated among the indices specified on Exhibit A attached hereto.
(2)	The Committee may, in its discretion and from time to time, permit a Participant to change any election previously made with respect to the allocation of any Deferred Cash Payment, subject to such conditions and such limitations as the Committee may prescribe. Any such change in election shall be in writing and in a form acceptable to the Committee.

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(3)	The Committee may, in its discretion and from time to time, permit a Participant to elect to reallocate the amounts in such Participant’s Deferred Cash Subaccount from one rate of return index to another, subject to such conditions and such limitations as the Committee may prescribe; provided that a Participant shall be permitted, at least once per calendar month, to reallocate amounts previously allocated. Any such reallocation election shall be in writing and in a form acceptable to the Committee.
(4)	The Committee may require that any election under this Section 4.04 apply to the entire amount to which it pertains (e.g., 100% of the Participant’s future contributions) or to such percentage or percentages of that amount as the Committee may specify (e.g., increments of 5%).
(5)	If a Participant fails to specify a rate of return index with respect to his Deferred Cash Payments, the Participant shall be presumed to have specified that his entire Deferred Cash Subaccount be allocated to the index determined by the Committee to represent the lowest risk of principal loss.
(c)	Crediting of Investment Return. The balance credited to the Participant’s Deferred Cash Subaccount as of the last day of the prior month shall be credited with the applicable investment return (or loss) as of the last day of the month of crediting. All references herein to Deferred Cash Payments shall be deemed to include such Deferred Cash Payments plus any investment return (or loss) credited pursuant to this Section 4.04.

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4.05. Treatment of DSUs.
(a)	Deemed Reinvestment of Dividends on DSUs. The DSUs credited to a Participant’s DSU Subaccount pursuant to Section 3.02 shall be increased on each date that a dividend is paid on Common Stock. The number of additional DSUs credited to a Participant’s DSU Subaccount as a result of such increase shall be determined first by multiplying the number of DSUs credited to the Participant’s DSU Subaccount on the dividend record date by the amount of the dividend declared per share of Common Stock on the dividend declaration date, and then by dividing the product so determined by the Fair Market Value of the Common Stock on the dividend payment date.
(b)	Conversion Out of DSUs. Amounts credited to the DSU Subaccount generally will be paid in the corresponding number of shares of Common Stock. In the event, however, that it becomes necessary to determine the dollar value of DSUs credited to a Participant’s DSU Subaccount as of any date, the dollar value shall be determined by multiplying the number of DSUs on that date by the Fair Market Value of the Common Stock on that date.
(c)	Effect of Recapitalization. In the event of a transaction or event described in this Section 4.05(c), the number of DSUs credited to a Participant’s DSU Subaccount shall be adjusted in such manner as the Committee, in its sole discretion, deems equitable. A transaction or event is described in this Section 4.05(c), if and only if:
(1)	it is a dividend or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event; and
(2)	the Committee determines that such transaction or event affects the Common Stock such that an adjustment pursuant to this Section 4.05(c) is appropriate to prevent dilution or enlargement of the benefits made available under the Plan.

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4.06. Vesting of Accounts.
(a)	Deferred Cash Subaccount. A Participant shall at all times have a 100% vested and nonforfeitable interest in the balance in his Deferred Cash Subaccount.
(b)	DSU Subaccount. Any Performance Share in a Participant’s DSU Subaccount shall vest and become nonforfeitable only to the extent such Performance Share would have vested and become nonforfeitable under the terms of the PIP had it not been deferred. Any Common Stock in a Director’s DSU Subaccount shall be 100% vested at all times.
(c)	Dividend DSUs. A Participant shall have a vested and nonforfeitable interest in any dividend DSUs only to the extent the Participant has a vested and nonforfeitable interest in the underlying Performance Share or Common Stock to which the dividend DSU relates.
Notwithstanding the foregoing, a Participant’s Account shall be subject to the claims of the Company’s creditors as provided in Section 6.

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SECTION 5. DISTRIBUTIONS
5.01. Exclusive Entitlement to Payment
A Participant’s deferral election pursuant to Section 3 shall constitute a waiver of his right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable to him at the times and in the methods specified in this Section 5. No other amounts shall be due under the Plan or otherwise as a result of a Participant’s deferral election under Section 3.
5.02. Payment.
(a)	Time of Payment. Subject to Sections 5.03, 5.04, 5.05, and 5.06, the Participant shall receive an amount equal to the sum of the balances in his Account at the time(s) and in the manner specified or elected by him in accordance with Section 3.03. If the deferred amounts are subject to more than one distribution election made in accordance with Section 3.03, then the portion of the Participant’s Account that is subject to each election shall be distributed in accordance with the applicable election. The Participant’s Account shall be debited to reflect each distribution pursuant to this Section 5.
(b)	Payment Medium. All amounts credited to the Deferred Cash Subaccount shall be paid in cash. All amounts credited to the DSU Subaccount shall be paid solely in shares of Common Stock, except that cash shall be paid in lieu of fractional shares. Any reference in the Plan to a payment of DSUs shall refer to a distribution of shares of Common Stock equal to the number of DSUs, except that it shall refer to a payment of cash in lieu of a fractional share. For this purpose, the cash value of a fractional share shall be determined in accordance with Section 4.05(b).
(c)	Installment Payments. If the Participant receives installments, the amount of the first installment shall be equal to the value of the Participant’s Deferred Cash Subaccount plus the value of the Participant’s DSU Subaccount (determined in accordance with Section 4.05(b)) determined as of the Valuation Date as of which the installments commence (the “applicable Valuation Date”) pursuant to Section 5.02(a), divided by five (if five installments are elected) or ten (if ten installments are elected). The amount of each succeeding installment shall be equal to the value of the Participant’s Deferred Cash Subaccount and the value of the Participant’s DSU Subaccount (determined in accordance with Section 4.05(b)) on the next succeeding anniversary of the applicable Valuation Date, divided by the remaining number of installments to be paid. The form of each installment payment shall be determined in accordance with Section 5.02(b).

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(d)	Effect of Deferral on Restriction or Vesting Period. If a share of Common Stock would have been subject to any restriction or vesting period upon transfer to a Participant under a Performance Share Award in the absence of a deferral election, such share shall be subject to such restriction or vesting period upon payment from the Plan; provided however, that any period of deferral under the Plan shall be credited toward the satisfaction of any such restriction or vesting period.
5.03. Death Benefits.
(a)	Amount and Form of Death Benefit. Any amount credited to a Participant’s Account that is unpaid at the time of the Participant’s death shall be paid in a single lump sum to the Beneficiary (or the contingent Beneficiary if the Beneficiary predeceases the Participant) designated by the Participant pursuant to Section 9.02.
(b)	Time of Payment. A distribution pursuant to this Section 5.03 shall be paid to the Participant’s Beneficiary within 30 days after the Valuation Date that is coincident with or next follows the date of the Participant’s death, together with any additional information or documentation that the Committee determines to be necessary or appropriate before it makes the distribution.
5.04. Distributions Due to Unforeseeable Emergency.
Notwithstanding Sections 3.02 and 3.03, upon the occurrence of an unforeseeable emergency, a Participant shall be eligible to receive payment of the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount determined to be properly distributable under this Section and applicable regulations under Code Section 409A shall be payable in a single lump sum only. For the purposes of this Section, the term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty, including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable

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deductibles, the cost of prescription drugs, and the need to pay for funeral expenses of a spouse, Beneficiary, or dependent. It shall be the responsibility of the Participant seeking to make a withdrawal under this Section to demonstrate to the Committee that an unforeseeable emergency has occurred and to document the amount properly distributable hereunder. After a distribution on account of an unforeseeable emergency, a Participant’s deferral elections shall cease and such Participant will not be permitted to participate in the Plan or elect additional deferrals until the next enrollment following one full year from the date of the distribution on account of an unforeseeable emergency. Such future deferral elections following a distribution on account of an unforeseeable emergency will be treated as an initial deferral election and subject to the rules applicable thereto under the Plan and Code Section 409A.
5.05. Disability.
Notwithstanding any election made pursuant to Sections 3.02 and 3.03, upon the written application of the Participant in accordance with the requirements of Section 3, the Committee shall accelerate and pay in a lump sum to the Participant all of the balance of the Participant’s Account, if the Committee finds that such person has become Disabled (within the meaning of Code Section 409A).
5.06. Change in Control.
Notwithstanding any election made pursuant to Sections 3.02 and 3.03, upon a Change in Control, the Participant shall receive amounts credited to his Account in the form of a lump sum payment. Such payment shall be made within 90 days after the date the Change in Control occurred.
5.07. Acceleration of Payment.
The acceleration of the time and/or form of any payment determined in accordance with the provisions of this Section 5 shall not be made except due to unforeseeable emergency, as described above, or as set forth below and otherwise permitted by Code Section 409A and the Treasury Regulations and other guidance issued thereunder:
(a)	Domestic Relations Order. A payment of all or part of the Participant’s Account may be made to a spouse, former spouse or other dependent under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)). The Administrative Committee shall determine whether a payment should be made pursuant to the terms of a domestic relations order and the time and form of such payment.
(b)	Employment Taxes. A payment of all or part of the Participant’s Account may be made to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”), income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this Section shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

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(c)	Payment of State, Local or Foreign Taxes. Payment may be made to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, plus the income tax at source on wages imposed under Code Section 3401 as a result of such payment; provided, however, that the amount of the payment may not exceed the amount of the taxes due, and the income tax withholding related to such state, local and foreign tax amount.
(d)	Income Inclusion under Code Section 409A. Payment may be made at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder; provided, however, that payment cannot exceed the amount required to be included in income as a result of the failure to comply.
(e)	Certain Offsets. Payment may be made as satisfaction of a debt of the Participant to the Company where: (1) the debt is incurred in the ordinary course of the employment relationship; (2) the entire amount of the offset in any of the Participant’s taxable years does not exceed $5,000; and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
5.08. Delay of Payment.
A Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) and is entitled to a distribution due to a Separation from Service may not receive a distribution under the Plan until a date that is at least six months after the date of the Separation from Service. In addition, the Company may in its discretion delay any payment due under the Plan to the extent permitted by Code Section 409A and the regulations thereunder.

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5.09. Assignment and Assumption of Liabilities.
In the discretion of the Company, upon the cessation of participation in the Plan by any Participant solely due to the employer of that Participant no longer qualifying as a member of the controlled group of Chesapeake Utilities Corporation within the meaning of Code Sections 414(b) and (c), all liabilities associated with the Account of such Participant may be transferred to and assumed by the Participant’s employer under a deferred compensation plan established by such employer that is substantially identical to this Plan and that preserves the deferral and payment elections in effect for the Participant under this Plan to the extent required by Code Section 409A. Any such Participant shall not be deemed to have incurred a Separation from Service for purposes of the Plan by virtue of his employer’s ceasing to be a member of the controlled group of Chesapeake Utilities Corporation The foregoing provision shall be interpreted and administered in compliance with the requirements of Code Section 409A.

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SECTION 6. NATURE OF PARTICIPANT’S INTEREST IN PLAN
6.01. No Right to Assets.
Participation in this Plan shall not create, in favor of any Participant or Beneficiary, any interest in or lien against any of the assets of the Company. All payments hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payments of benefits hereunder; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Company may establish a grantor trust commonly known as a “Rabbi” trust. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person, and the promise of the Company to pay benefits hereunder shall, at all times, remain unfunded as to the Participant or Beneficiary, whose rights hereunder shall be limited to those of a general and unsecured creditor of the Company.
6.02. No Right to Transfer Interest.
A Participant’s or Beneficiary’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Committee may permit a Participant or Beneficiary to enter into a revocable arrangement to pay all or part of his benefits under the Plan to a revocable grantor trust (a so-called “living trust”). In addition, the Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” (within the meaning of Code Section 414(p) (if Code Section 414(p) applied to the Plan)), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan to the extent such a payment would violate Code Section 409A, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.
6.03. No Right to Employment or Service.
No provisions of the Plan and no action taken by the Company, the Board, the Compensation Committee, or the Committee will give any person any right to be retained in the employ of the Company or as a member of the Board. The Company specifically reserves the right and power to dismiss or discharge any Eligible Employee.

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6.04. Withholding and Tax Liabilities.
The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Committee. In addition, the Participant or Beneficiary (as the case may be) will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required. The income tax consequences to Participants of compensation reductions under the Plan shall be determined under applicable federal, state and local tax laws and regulations and neither the Company, the Committee, the Board, nor any officer or employee of the Company makes any representations as to the tax consequences of participation in the Plan.
In accordance with Code Section 409A and the regulations issued thereunder, the Plan shall permit the withholding and payment of any amounts necessary to (a) satisfy federal and applicable state or city employment tax withholding obligations that arise under the Plan prior to the date that payment may otherwise be made under the Plan and/or (b) satisfy the excise tax or underpayment penalties owed under Code Section 409A in the event of a violation of Code Section 409A under the Plan.

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SECTION 7. ADMINISTRATION
7.01. Committee.
The Plan shall be administered by the Committee that shall serve at the pleasure of the Board. The Committee may allocate its responsibilities for the administration of the Plan among its members or among any subcommittee(s) it may appoint and may designate persons other than its members to carry out its responsibilities under the Plan.
7.02. Meetings.
The Committee shall hold meetings upon such notice, at such place or places, and at such intervals as are required to carry out its functions.
7.03. Quorum.
A majority of the members of the Committee at any time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee shall be by vote of a majority of members present at a meeting of the Committee; or without a meeting by an instrument in writing signed by all the members of the Committee at such time in office.
7.04. Expenses.
The expenses incident to the operation of the Plan, including the compensation of attorneys, advisors, actuaries, and such other persons providing technical and clerical assistance as may be required, shall be paid directly by the Company.
7.05. Responsibilities of the Committee.
In addition to any implied authority and duties that may be needed to carry out the provisions of the Plan, the Committee shall have the following specific discretionary powers and duties:
(a)	to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;
(b)	to interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies, or omissions; provided that all such interpretations and decisions shall be applied in a uniform and non-discriminatory manner to all persons similarly situated;
(c)	to compute the amount of benefits that shall be payable to any Participant or Beneficiary in accordance with the provisions of the Plan, and in the event that the Committee determines that Excessive Benefits have been paid to any person, the Committee may suspend payment of future benefits to such person or his Beneficiary or reduce the amount of such future benefits until the Excessive Benefits and any interest thereon determined by the Committee have been recovered;

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(d)	to appoint other persons to carry out any ministerial responsibilities under the Plan as it may determine consistent with applicable law;
(e)	to employ one or more persons to render advice with respect to any of its responsibilities under the Plan; and
(f)	to amend the Plan from time to time by written resolution for the limited purpose of meeting the requirements of Code Section 409A.
The members of the Committee and the Company and its officers and Directors shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Committee (who may be counsel to the Company) and the members of the Committee and the Company and its officers and Directors shall, except as otherwise provided by law, be fully protected with respect to any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.
7.06. Finality of Committee Determinations.
Subject to the provisions of Section 7.08, determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

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7.07. Benefit Claims Procedure.
A claim for a benefit under the Plan by any person shall be filed in the manner and governed by the procedures set forth below:
Upon Separation from Service, death, or any and all types of claims regarding benefits under the Plan, the Participant or his representative may make application to the Committee requesting payment of benefits due. If no application for benefits is made, the Committee shall automatically pay any benefit due pursuant to Section 5. If an application for benefits is made, the Committee shall accept, deny, or modify such request and shall notify the Participant in writing setting forth the Committee’s response and in the case of a denial or modification, the Committee shall:
(a)	state the specific reason or reasons for the denial,
(b)	provide specific reference to pertinent Plan provisions on which the denial or modification is based,
(c)	provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim and an explanation of why such material or information is necessary, and
(d)	explain the Plan’s claim review procedure as contained in this Plan.
In the event the request is rejected or modified, the Participant or his representative may within 60 days following receipt by the Participant or representative of such rejection or modification, submit a written request for review by the Committee of its initial decision. Within 60 days following such request for review (120 days if extraordinary circumstances exist), the Committee shall render its final decision in writing to the Participant or representative stating specific reasons for such decision. If the Participant or representative is not satisfied with the Committee’s final decision, the Participant or representative can institute an action in a Federal court of competent jurisdiction; for this purpose, process would be served on the Company.
7.08. Arbitration of Denied Claims.
Any controversy or claim arising out of or relating to a final decision, upon review pursuant to the procedures set forth in Section 7.07, that denies a claim for benefits under the Plan may be settled by arbitration under three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be subject to the statute of limitations that would apply if the claim on which the arbitration is based were brought as a suit in a United States district court under ERISA. The site of any such arbitration shall be Delaware.

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SECTION 8. AMENDMENT, SUSPENSION, AND TERMINATION
8.01. By the Compensation Committee.
(a)	Authority to Amend. The Compensation Committee of the Board may modify, amend, suspend, or terminate the Plan at any time; provided that no such modification, amendment, suspension, or termination shall reduce a Participant’s accrued benefits under the Plan as of the date of such modification, amendment, suspension, or termination, except to the extent that the affected Participants consent in writing to the modification, amendment, suspension, or termination; and provided further that the Plan may be amended at any time and without the consent of the Participants to provide that DSUs shall be paid in cash rather than in shares of Common Stock; and provided further that no such modification, amendment, suspension, or termination shall eliminate, restrict, or modify any of the following provisions of the Plan, except to the extent that the affected Participants consent in writing to the modification, amendment, suspension, or termination:
(1)	the provision in Section 2.01(g) that defines “Change in Control”;
(2)	the provision in Section 5.06 that provides for a lump sum payment following a Change in Control;
(3)	the provision in Section 7.08 that permits submission of denied claims for benefits to arbitration; and
(4)	the provisions of this Section 8 that protect accrued benefits and limit modification, amendment, suspension, or termination of the Plan.
Except as provided in the preceding sentence, any modification, amendment, suspension, or termination of the Plan may reduce or eliminate a benefit under the Plan. Although the Plan is not subject to ERISA Section 204(g), the accrued benefits that are protected by this Section 8 shall include those accrued benefits that would be protected by ERISA Section 204(g) if the Plan were subject to said Section 204(g) and the rights specified in items (1) through (4), above.
(b)	Authority to Delegate. The Board may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

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8.02. By the Committee.
The Committee shall have the right by written resolution to amend the Plan from time to time, for the limited purpose of meeting the requirements of Code Section 409A.

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SECTION 9. MISCELLANEOUS
9.01. Participation by Affiliate.
Subject to the consent of the Compensation Committee, an Affiliate may participate in the Plan by delivering to the Compensation Committee a resolution of its board of directors approving such action. Such Affiliate shall begin participating in the Plan as of an effective date approved by the Compensation Committee and shall be subject to the provisions of the Plan.
9.02. Designation of Beneficiary.
(a)	Each Participant may designate a Beneficiary. Such designation shall be in writing, shall be made in the form and manner prescribed by the Committee, and shall be effective only if filed with the Committee prior to the Participant’s death. A Participant may, at any time prior to his death, and without the consent of his Beneficiary, change his designation of Beneficiary by filing a written notice of such change with the Committee in the form and manner prescribed by the Committee. In the absence of a designated Beneficiary, or if the designated Beneficiary and any designated contingent Beneficiary predecease the Participant, the Beneficiary shall be the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate.
(b)	If a Participant designates his spouse as his Beneficiary, that designation shall not be revoked or otherwise altered or affected by any:
(1)	change in the marital status of the Participant and such spouse,
(2)	agreement between the Participant and such spouse, or
(3)	judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage separation, or divorce, until and unless the Participant revokes and designates a Beneficiary in accordance with this Section 9.02, it being the intent of the Plan that any change in the designation of a Beneficiary under the Plan may be made by the Participant only in accordance with the provision of this Section 9.02.

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9.03. Incapacity.
If the Committee determines that any person entitled to benefits under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for such person. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Committee and the Company with respect to such payment or application of benefits.
9.04. Required Information.
Any person eligible to receive benefits under the Plan shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Committee. If any person claiming benefits under the Plan makes a false statement that is material to such person’s claim for benefits, the Committee may offset against future payments any amount paid to such person to which such person was not entitled under the provisions of the Plan.
9.05. Inability to Locate Participants and Beneficiaries.
Each Participant and each Beneficiary entitled to receive a benefit under the Plan shall keep the Committee advised of his current address. If the Committee is unable to locate a Participant or Beneficiary to whom a benefit is payable under the Plan for a period of 36 months, commencing with the first day of the month as of which such benefit becomes payable, the total amount payable to such Participant or Beneficiary shall be forfeited, subject to being restored (without any intervening investment gains) only if the Participant and Beneficiary provide evidence sufficient to satisfy the Committee that the Participant or Beneficiary is entitled to such forfeited amount.
9.06. Headings.
Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
9.07. Severability.
If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan. In addition, if any provision of the Plan shall be found to violate Code Section 409A or otherwise result in any portion of a Participant’s or Beneficiary’s benefits under the Plan being subject to income tax prior to distribution, such provision shall be void and unenforceable, and the Plan shall be administered without regard to such provision.

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9.08. Governing Law.
The Plan shall be construed, administered, and regulated in accordance with the laws of the State of Delaware (not including its conflict of law rules), except to the extent that such laws are preempted by Federal law.
9.09. Complete Statement of Plan.
This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan.

CHESAPEAKE UTILITIES CORPORATION
By:
Its:
Date:

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EXHIBIT A
Rate of Return Indices
Effective January 1, 2009
1.	The Fidelity Spartan U.S. Equity Index Fund

2.	The BlackRock Total Return II Portfolio

3.	The BlackRock Money Market Portfolio

APPENDIX A
GRANDFATHERED PROVISIONS
TO THE
CHESAPEAKE UTILITIES CORPORATION
DEFERRED COMPENSATION PROGRAM

APPENDIX A
The following Plan provisions apply only to amounts deferred and vested (within the meaning of Code Section 409A) before January 1, 2005, and any earnings on such amounts, to the full extent permitted by Code Section 409A. Amounts deferred or vested after December 31, 2004, and any earnings thereon, are subject to the provisions of the Plan as amended and restated, effective January 1, 2005, or any subsequent amendment and restatement of the Plan.
Section 1. Establishment and Purpose
1.1 Establishment.
Effective September 1, 1998, the Company established the Chesapeake Utilities Corporation Executive Deferral Program (the “Plan”) for the benefit of the Participants.
1.2 Purpose.
The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees. The Plan permits Participants to elect to defer payment of part or all of certain specified types of compensation until their termination of employment with the Company or until such other date specified in accordance with the terms of the Plan.
Section 2. Definitions
2.1 Gender and Number.
In order to shorten and to improve the understandability of the Plan document by eliminating the repeated usage of such phrases as “his or her” and “Executive or Executives,” any masculine terminology herein shall also include the feminine and neuter, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.
2.2 Definitions.
The following words and phrases as used in the Plan have the following meanings:
“Account” means the bookkeeping account established for each Participant under Section 5.1 hereof. Each Account shall include a Deferred Cash Subaccount and a DSU Subaccount. Additional subaccounts shall be maintained as necessary for the administration of the Plan.

“Beneficiary” means the person designated by a Participant to receive benefits under the Plan after the Participant’s death. Such a designation shall be in writing in a form acceptable to the Committee, and shall be effective as of the date the form is filed with the Committee. If a Participant dies before receiving the entire amount due to him under the Plan, and he has failed to designate a Beneficiary or his designated Beneficiary fails to survive him, his Beneficiary will be the person to whom he is married at the time of his death, or if he is not married at that time, his Beneficiary will be the executor of his will or the administrator of his estate. A Participant may revoke a prior designation of a Beneficiary at any time before the Participant’s death by filing a new form with the Committee.
“Blackout Period” means the period prescribed by Section 3.3(b) hereof following a deferral election during which an Option or SAR subject to the deferral election may not be exercised.
“Board” means the Board of Directors of the Company.
“Bonus Compensation” means compensation received under the Bonus Plan.
“Bonus Plan” means the “Chesapeake Utilities Corporation Cash Bonus Incentive Plan,” as in effect and amended from time to time.
“Change in Control” means the first of the following events occurs:
(a) The registration of the Company’s voting securities under the Securities Exchange Act of 1934, as amended (the “1934 Act”), terminates or the Company shall have fewer than 300 stockholders of record; or
(b) any person or group (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), other than the Company, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 30 percent or more of the combined voting power of the Company’s then outstanding voting securities; or
(c) a tender offer or exchange offer, other than an offer by the Company, pursuant to which 30 percent or more of the combined voting power of the Company’s then outstanding voting securities was purchased, expires; or
(d) the stockholders of the Company approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the stockholders of the Company immediately before the merger or consolidation are to own more than 70 percent of the combined voting power of the resulting entity’s voting securities; or

(e) the Company’s stockholders approve an agreement (including, without limitation, a plan of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or
(f) during any period of two consecutive years, individuals who, at the beginning of the period, constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
(g) the acquisition of direct or indirect beneficial ownership of more than 15 percent of the Company’s then outstanding voting securities by any person or group is approved over the formal objection of the Company by the Securities and Exchange Commission pursuant to Section 9 of the Public Utility Holding Company Act of 1935, as amended.
However, no Change in Control shall be deemed to have occurred with respect to a Participant by reason of any event involving a transaction in which (i) the Participant or a group of persons or entities with which the Participant acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of the Company; (ii) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (iii) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the present and vice presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall be deemed not to constitute a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the committee appointed by the Board to administer the Plan.
“Common Stock” means the common stock, $.4867 par value, of the Company, including both treasury shares and authorized but unissued shares, or any security of the Company issued in substitution, exchange, or in lieu thereof.
“Company” means Chesapeake Utilities Corporation or a Related Company.
“Compensation Committee” means the Compensation Committee of the Board.
“Deferred Cash Subaccount” means the subaccount within the Participant’s Account to which amounts deferred under Section 3 hereof are credited as described in Section 5.1 hereof.

“Deferred Cash Payment” means an any Bonus Compensation or SAR Spread payable in cash that a Participant elects to defer under the Plan.
“Deferred Stock Units” or “DSUs” means hypothetical shares of Common Stock (including hypothetical fractional shares).
“Disability” means total and permanent disability as determined by the Committee in its sole discretion.
“DSU Subaccount” means the subaccount within the Participant’s Account to which amounts deferred under Section 3 hereof are credited as described in Section 5.3 hereof.
“Effective Date” means September 1, 1998.
“Eligible Executive” means an employee of the Company who is eligible to participate in the Bonus Plan or the PIP and who is designated by the Compensation Committee in its sole discretion; provided that, on and after a Change in Control, each employee of the Company who was an Eligible Executive immediately before the Change in Control shall remain an Eligible Executive as long as the employee is employed by the Company or any successor thereto.
“Fair Market Value” means the average of the high and low sales price of the Common Stock, as reported on the New York Stock Exchange (or any other reporting system as shall be selected by the Committee) on the relevant date, or if no sale of Common Stock is reported for a date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of valuation.
“Option” means a stock option granted under the PIP, other than an incentive stock option under Section 422 of the Code or such other stock option as the Committee may exclude from the Plan.
“Option Shares” means shares of Common Stock issuable upon exercise of an Option in accordance with the terms of the Option.
“Participant” means an Eligible Executive who becomes a participant in the Plan in accordance with Section 3.1 hereof and whose Account hereunder has a positive balance.
“Performance Share Award” means a performance share award granted under the PIP.
“Performance Shares” means shares of Common Stock awardable under a Performance Share Award in accordance with the terms of the Performance Share Award.

“PIP” means the “Chesapeake Utilities Corporation Performance Incentive Plan,” as in effect and as amended from time to time.
“Plan” means the “Chesapeake Utilities Corporation Executive Deferral Program,” as set forth herein and as amended from time to time.
“Related Company” means a corporation, partnership, joint venture, or other entity in which Chesapeake Utilities Corporation has a direct or indirect ownership or other proprietary interest of at least fifty percent.
“Retirement” means termination of employment with the Company at or after attaining age 65, or at such earlier age as accepted by the Committee in its sole discretion.
“SAR” means an award of stock appreciation rights granted under the PIP.
“SAR Spread” means the cash or shares of Common Stock payable to an Eligible Executive or Beneficiary upon exercise of stock appreciation rights in accordance with the terms of the applicable stock appreciation rights agreement, disregarding any withholding taxes due with respect to said exercise.

Section 3. Participation by Eligible Executives
3.1 Election of Benefits.
An Eligible Executive may become a Participant in the Plan by electing to defer Bonus Compensation, Performance Shares, SAR Spread, or Option Shares in accordance with this Section 3.2 or 3.3, as applicable.
3.2 Election Requirements for Bonus Compensation and Performance Shares.
(a) Election Filing Deadline. Except as provided in subsection (b), below, an election to defer receipt of Bonus Compensation or Performance Shares earned with respect to a calendar year shall be filed with the Committee before the calendar year begins.
(b) Initial Elections. An Eligible Executive may file the requisite deferral elections before the expiration of 30 days from the initial effective date of the Plan, and a newly hired or otherwise newly eligible Eligible Executive may file the requisite elections before the expiration of 30 days from either (i) his initial date of employment, if the Eligible Executive is a new hire, or (ii) his initial date of eligibility, if the Eligible Executive is newly eligible to participate in the Plan.
(c) Irrevocable Election. Except as provided in Section 6.4 hereof, a deferral election described in this Section 3.2, once filed, shall be irrevocable and shall remain in effect until the end of the calendar year to which it pertains. Elections under this Section 3.2 shall automatically apply to each subsequent calendar year unless the Participant, before the beginning of the calendar year, revokes his prior election, and in that event, he may file a new election with the Committee before the beginning of the calendar year in accordance with this Section 3. An Eligible Executive who does not make deferral elections in one calendar year may make deferral elections for any subsequent calendar year, provided he remains an Eligible Executive, by making a deferral election in accordance with this Section 3.
(d) Form and Content of Election. An election to make a deferral hereunder shall be in writing, in a form acceptable to the Committee, and shall specify such information as required by the Committee. A deferral election with respect to Bonus Compensation may specify any whole percentage of the Bonus Compensation (from 1% to 100%). A deferral election with respect to Performance Shares must specify 100% of the Performance Shares awarded for a calendar year.
(e) Treatment of Performance Shares. A Participant who elects to defer Performance Shares shall be credited with DSUs rather than with shares of Common Stock. Such DSUs shall be equal in number to the shares of Common Stock that the Participant otherwise would be entitled to receive under the Performance Share Award without taking into account any applicable withholding taxes that otherwise would have been due with respect to the performance Share Award.

3.3 Election Requirements for Option Shares and for SAR Spread
(a) Election Filing Deadline. An election to defer receipt of Option Shares or of the SAR Spread that would be received upon the exercise of an Option or an SAR may be made only within the thirty-six (36) months immediately preceding the scheduled expiration date of the Option or SAR and must be filed with the Committee at least twelve (12) months before the exercise of the Option or the SAR.
(b) Form and Content of Election. An election to make a deferral hereunder shall be in writing, in a form acceptable to the Committee, and shall specify such information as required by the Committee. A deferral election with respect to an Option may be made only with respect to 100% of the shares covered by the Option on the date the deferral election is made. A deferral election with respect to an SAR may be made only with respect to 100% of the shares on which the SAR gives stock appreciation rights on the date the deferral election is made. A deferral election with respect to an Option or SAR shall not have the effect of permitting the exercise of an Option or SAR that is not otherwise exercisable under the terms of the PIP and the applicable stock option or stock appreciation rights agreement. Except as provided in Sections 3.3(c), (d) and (e) hereof, an Option or SAR subject to a deferral election shall not be exercisable during the 12 months immediately following the date on which the deferral election is made (the “Blackout Period”).
(c) Hardship.
(i) A Participant who has made a deferral election with respect to an Option or SAR may request that the Committee allow him to revoke all of his outstanding Option and/or SAR deferral elections. The Committee may grant such request in its discretion only if the Committee makes the determination specified in Section 3.3(c)(ii) hereof.
(ii) If the Committee determines that a Participant who has made a deferral election with respect to one or more Options and/or SARs has incurred or will incur a severe financial hardship resulting from an accident or illness with respect to the Participant, his spouse, or his dependent (as defined in section 152 of the Code), or other event beyond the Participant’s control, the Committee may grant the Participant’s request to revoke all of his outstanding Option and/or SAR deferral elections.
(iii) If the Committee grants a Participant’s request to revoke his outstanding Option and/or SAR deferral elections, all of the participant’s then outstanding Option and/or SAR deferral elections shall be revoked, and the Options and/or SARs to which such deferral elections applied shall be thereafter governed by the applicable terms of the Options and/or SARs without regard to the deferral elections.

(d) Termination of Employment.
(i) If the Participant makes a deferral election with respect to an Option or SAR, and the Participant’s employment with the Company is terminated before the Option or SAR governed by the deferral elections have been exercised in full, such Option or SAR shall be subject to the provisions of this Section 3.3(d).
(ii) If the Participant terminates employment with the Company by reason of voluntary termination (for a reason other than Retirement), Disability or death, the Participant’s deferral election shall be automatically revoked and the Option or SAR to which the deferral election applied shall thereafter be governed by the applicable terms of the Option or SAR, determined without regard to the deferral election.
(iii) If the Participant terminates employment with the Company by reason of Retirement, any Blackout Period then in effect shall be immediately terminated and the Participant’s deferral election thereupon become effective. Notwithstanding the previous sentence, after giving notice to the Company of his intention to retire, a Participant may request that the Committee allow him to revoke all of his then outstanding Option or SAR deferral elections. The Committee may grant any such request in its discretion. If such a request is made and granted, the Participant’s Options and/or SARs subject to deferral elections shall not be exercisable during the 60-day period beginning on the date of the request, and such Options and/or SARs shall become exercisable after the end of the 60-day period in accordance with the applicable terms of the Options and/or SARs, determined without regard to the Participant’s deferral elections. If the Participant’s request is not granted, the Participant’s deferral elections shall remain in effect, and any Blackout period shall terminate upon the Participant’s Retirement.
(iv) If the Participant’s employment with the Company is involuntarily terminated by the Company, any Blackout Period then in effect shall be immediately terminated, and the deferral elections shall thereupon become effective. Notwithstanding the preceding sentence, after receiving notice from the Company that his employment will be terminated, a Participant may request that the Committee allow him to revoke all of his then outstanding Option and/or SAR deferral elections. The Committee may grant any such request in its discretion. If such a request is made and granted, the Participant’s Options and/or SARs subject to the deferral elections shall not be exercisable during the 60-day period beginning on the date of the request, and such Options and/or SARs shall become exercisable after the end of the 60-day period in accordance with the applicable terms of the Options and/or SARs, determined without regard to the Participant’s deferral elections. If the Participant’s request is not granted, the Participant’s deferral elections shall remain in effect, and any Blackout period shall terminate upon the termination of the Participant’s employment.

(e) Change in Control. If a Change in Control occurs during a Blackout period, the Blackout Period shall immediately terminate and the Participant’s deferral election shall thereupon become effective. No elections to defer Option Shares or SAR Spreads under this Section 3.3 may be made following a Change in Control.
3.4 Form and Time of Payment.
(a) General. An amount deferred under this Section 3 shall be paid in a lump sum as of the date elected by the Participant. An election of the time of payment hereunder shall be in writing in a form acceptable to the Committee, and shall be effective as of the date the form is filed with the Committee, and, subject to Sections 3.3, 3.4(b) and 6.4 hereof, shall be irrevocable.
(b) Modification of Time . A Participant may submit a request at any time to the Committee to modify the payment date with respect to a deferral election subject to the following requirements:
(i) Only one such request may be made in any Plan Year.
(ii) A request must be made before any payment is made with respect to the deferral election (except a hardship payment under Section 6.4 hereof).
(iii) The Committee may grant or deny the request in its sole discretion.
(iv) A request to accelerate payment may not have an accelerated payment date that is less than one year from the date the request is submitted.
(v) A request to delay payment must be made at least 60 days before the start of the calendar year in which payment otherwise would have been made.

Section 4. Exercise of Options and SARs Subject to Deferral Elections
4.1 General.
If, after a deferral election is made with respect to an Option or SAR and the resulting Blackout Period terminates, the Participant exercises an Option or SAR to which the deferral election applies, the exercise shall be governed by the provisions of this Section 4.
4.2 Exercise of Option.
(a) General. When he exercises an Option, the Participant shall pay the exercise price either by paying cash or by surrendering shares of previously owned Common Stock which shares have been owned by the Participant for at least six months (including a surrender that is effected by attestation).
(b) Payment in Shares. If the Participant pays the exercise price by surrendering previously-owned shares of Common Stock, the Participant shall receive in return shares of Common Stock equal in number to the shares of Common Stock he surrendered.
(c) Crediting with DSUs. Except for any shares the Participant receives in accordance with Section 4.2(b) hereof, the Participant shall be credited with DSUs rather than with shares of Common Stock. Such DSUs shall be equal in number to the shares of Common Stock that the Participant otherwise would be entitled to receive upon the exercise of the Option, less any shares described in Section 4.2(b) hereof, and without taking into account any applicable withholding taxes that otherwise would have been due with respect to said exercise.
4.3 Exercise of SAR.
(a) General. When a Participant exercises an SAR, the SAR Spread shall not be paid to him. Instead, the SAR Spread shall be credited to the Participant’s Account as provided in Section 4.3(b) or 4.3(c) hereof.
(b) Crediting of Deferred Cash Subaccount. If the applicable stock appreciation rights agreement provides that the SAR Spread is due the Participant in cash, the SAR Spread shall be credited to the Participant’s Deferred Cash Subaccount.
(c) Crediting of DSU Subaccount. If the applicable stock appreciation rights agreement provides that the SAR Spread is due the Participant in shares of Common Stock, the Participant’s DSU Subaccount shall be credited with DSUs equal in number to the shares of Common Stock that the Participant would otherwise be entitled to receive upon exercise of the SAR.

Section 5. Accounts
5.1 Accounts.
(a) General. The Company shall maintain for bookkeeping purposes an Account in the name of each Participant. Each Account shall have a Deferred Cash Subaccount and a DSU Subaccount, as applicable, to which shall be credited amounts deferred under Section 3 hereof.
(b) Deferred Cash Payments. All amounts of Bonus Compensation and SAR Spread due in cash (as described in Section 4.3(b) hereof) deferred under the Plan shall be credited to the Participant’s Deferred Cash Subaccount, as shall be any amounts provided under Section 5.2 hereof.
(c) DSUs. All DSUs with which a Participant is credited pursuant to Sections 3.2, 4.2, and 4.3(c) hereof shall be credited to the Participant’s DSU Subaccount, as shall any amounts provided under Section 5.3 hereof.
5.2 Investment Return for Deferred Cash Subaccount.
(a) Rate of Return Indices. The Committee shall select and maintain one or more rate of return indices as specified on Exhibit A attached hereto as amended from time to time. A Deferred Cash Payment shall be allocated to one or more of the rate of return indices and shall be credited with the applicable investment return (or loss) that such Deferred Cash Payment would have achieved if it were invested in the specified index or indices.
(b) Election of Rate of Return Indices.
(i) Each Participant shall specify in writing, at the time he completes his election to participate under Section 3 hereof, and in a form acceptable to the Committee, how any Deferred Cash Payment shall be allocated among the indices specified on Exhibit A attached hereto.
(ii) The Committee may, in its discretion and from time to time, permit a Participant to change any election previously made with respect to the allocation of any Deferred Cash Payment, subject to such conditions and such limitations as the Committee may prescribe. Any such change in election shall be in writing and in a form acceptable to the Committee.
(iii) The Committee may, in its discretion and from time to time, permit a Participant to elect to reallocate the amounts in such Participant’s Deferred Cash Subaccount from one rate of return index to another, subject to such conditions and such limitations as the Committee may prescribe; provided that a Participant shall be permitted, at least once per calendar month, to reallocate amounts previously allocated. Any such reallocation election shall be in writing and in a form acceptable to the Committee.

(iv) The Committee may require that any election under this Section 5.2 apply to the entire amount to which it pertains (e.g., 100% of the Participant’s future contributions) or to such percentage or percentages of that amount as the Committee may specify (e.g., increments of 5%).
(v) If a Participant fails to specify a rate of return index with respect to his Deferred Cash Payments, the Participant shall be presumed to have specified that his entire Deferred Cash Subaccount be allocated to the index determined by the Committee to represent the lowest risk of principal loss.
(c) Crediting of Investment Return. The balance credited to the Participant’s Deferred Cash Subaccount as of the last day of the prior month shall be credited with the applicable investment return (or loss) as of the last day of the month of crediting. All references herein to Deferred Cash Payments shall be deemed to include such Deferred Cash Payments plus any investment return (or loss) credited pursuant to this Section 5.2.
5.3 Treatment of DSUs.
(a) Deemed Reinvestment of Dividends on DSUs. The DSUs credited to a Participant’s DSU Subaccount pursuant to Sections 3.2, 4.2, and 4.3(c) hereof shall be increased on each date that a dividend is paid on Common Stock. The number of additional DSUs credited to a Participant’s DSU Subaccount as a result of such increase shall be determined first by multiplying the number of DSUs credited to the Participant’s DSU Subaccount on the dividend record date by the amount of the dividend declared per share of Common Stock on the dividend declaration date, and then by dividing the product so determined by the Fair Market Value of the Common Stock on the dividend declaration date.
(b) Conversion Out of DSUs. Amounts credited to the DSU Subaccount generally will be paid in the corresponding number of shares of Common Stock. In the event, however, that it becomes necessary to determine the dollar value of DSUs credited to a Participant’s DSU Subaccount as of any date, the dollar value shall be determined by multiplying the number of DSUs on that date by the Fair Market Value of the Common Stock on that date.

(c) Effect of Recapitalization. In the event of a transaction or event described in this Section 5.3 (c), the number of DSUs credited to a Participant’s DSU Subaccount shall be adjusted in such manner as the Committee, in its sole discretion, deems equitable. A transaction or event is described in this Section 5.3 (c), if and only if
(i) it is a dividend or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event; and
(ii) the Committee determines that such transaction or event affects the Common Stock such that an adjustment pursuant to this Section 5.3(c) is appropriate to prevent dilution or enlargement of the benefits made available under the Plan
5.4 Vesting of Accounts.
Subject to the limitations of Section 7 hereof, balances credited to Participants’ Accounts shall be nonforfeitable.

Section 6. Distributions
6.1 Exclusive Entitlement to Payment.
A Participant’s deferral election pursuant to Section 3 hereof shall constitute a waiver of his right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable to him at the times and in the methods specified in this Section 6. No other amounts shall be due under the Plan or otherwise as a result of a Participant’s deferral election under Section 3 hereof.
6.2 Payment.
(a) Time of Payment. The amount credited to a Participant’s Account pursuant to Section 5 hereof shall be paid at the time(s) specified by the Participant. If the deferred amounts are subject to more than one distribution election made in accordance with Section 3.4 hereof, then the portion of the Account that is subject to each election shall be distributed in accordance with the applicable election.
(b) Form of Payment. All amounts credited to the Deferred Cash Subaccount shall be paid in cash. All amounts credited to the DSU Subaccount shall be paid solely in shares of Common Stock, except that cash shall be paid in lieu of fractional shares. Any reference in the Plan to a payment of DSUs shall refer to a distribution of shares of Common Stock equal to the number of DSUs, except that it shall refer to a payment of cash in lieu of a fractional share. For this purpose, the cash value of a fractional share shall be determined in accordance with Section 5.3(b) hereof.
(c) Effect of Deferral on Restriction or Vesting Period. If a share of Common Stock would have been subject to any restriction or vesting period upon transfer to a Participant under an Option or Performance Share Award in the absence of a deferral election, such share shall be subject to such restriction or vesting period upon payment from the Plan; provided however, that any period of deferral under the Plan shall be credited toward the satisfaction of any such restriction or vesting period.
6.3 Death of Participant.
(a) Amount of Death Benefit. Any amount credited to a Participant’s Account hereunder that is unpaid at the time of the Participant’s death shall be paid in a single lump sum to the Beneficiary designated by the Participant.
(b) Payment of Death Benefits. A distribution pursuant to this Section 6.3 shall be made to the Participant’s Beneficiary within 90 days after the Committee receives written notification of the Participant’s death, together with any additional information or documentation that the Committee determines to be necessary or appropriate before it makes the distribution.

6.4 Hardship Distributions.
At any time, upon the written application of the Participant, the Committee may (i) reduce or eliminate the Participant’s future deferrals of Bonus Compensation or Performance Shares hereunder, (ii) revoke all of the Participant’s outstanding deferral elections with respect to Options and/or SARs in accordance with Section 3.3(c) hereof, or (iii) accelerate and pay in a lump sum to the Participant all or part of the balance of the Participant’s Account hereunder, or all of the above, if the Committee finds, in its sole discretion, that the Participant has incurred or will incur a severe financial hardship resulting from an accident or illness with respect to the Participant, his spouse, or his dependent (as defined in Section 152 of the Code), or other event beyond the Participant’s control. In such circumstances, the Committee shall reduce or eliminate the future deferrals, revoke all Option and/or SAR deferral elections and/or accelerate the payment only to the extent reasonably necessary to eliminate or to avoid the severe financial hardship.

Section 7. Nature of Participant’s Interest in Plan
7.1 No Right to Assets.
Participation in the Plan does not create, in favor of any Participant or Beneficiary, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. Each account and investment established under the Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. The accounts established under the Plan shall hold no actual funds or assets. The Company’s promise to pay benefits under the Plan will, at all times remain unfunded as to each Participant and Beneficiary, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.
7.2 No Right to Transfer Interest.
Rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Committee may permit a Participant or Beneficiary to enter into a revocable arrangement to pay all or part of his benefits under the Plan to a revocable grantor trust (a so-called “living trust”) In addition, the Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order”) within the meaning of Section 414(p) of the Code (if Section 414(p) applied to the Plan), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.
7.3 No Employment Rights.
No provisions of the Plan and no action taken by the Company, the Board, the Compensation Committee, or the Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant.
7.4 Withholding and Tax Liabilities.
The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Committee. In addition, the Participant or Beneficiary (as the case may be) will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

Section 8. Administration, Interpretation, and Modification of Plan
8.1 Plan Administrator.
The Committee will administer the Plan.
8.2 Powers of Committee.
The Committee’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; the power to determine the number and nature of the rate of return indices specified on Exhibit A attached hereto; the power to compute the amount of benefits that shall be payable to any Participant or Beneficiary in accordance with the provisions of the Plan, and in the event that the Committee determines that excessive benefits have been paid to any person, the Committee may suspend payment of future benefits to such person or his Beneficiary or reduce the amount of such future benefits until the excessive benefits and any interest thereon determined by the Committee have been recovered; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Committee has discretionary authority to exercise each of the foregoing powers.
8.3 Finality of Committee Determinations.
Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.
8.4 Required Information.
Any person eligible to receive benefits hereunder shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Committee. If any person claiming benefits under the Plan makes a false statement that is material to such person’s claim for benefits, the Committee may offset against future payments any amount paid to such person to which such person was not entitled under the provisions of the Plan.
8.5 Incapacity.
If the Committee determines that any person entitled to benefits under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for such person.

8.6 Amendment, Suspension, and Termination.
(a) Board. The Board has the right by written resolution to amend, suspend, or terminate the Plan at any time provided that no such amendment, suspension, or termination of the Plan shall divest any Participant of the balance credited to his Account as of the effective date of such amendment, suspension, or termination, except to the extent that an affected Participant consents in writing to the amendment, suspension, or termination, and provided further, however, that the Plan may be amended at any time and without the consent of the Participants to provide that DSUs shall be paid in cash rather than in shares of Common Stock.
(b) Committee. The Board delegates to the Committee the right by written resolution to amend the Plan for the limited purpose of amending Exhibit A of the Plan.
8.7 Change in Control.
Notwithstanding Section 8.6 hereof, on or after the occurrence of a Change in Control, no direct or indirect alteration, amendment, suspension, termination or discontinuance of the Plan, no establishment or modification of rules, regulations or procedures under the Plan, no interpretation of the Plan or determination under the Plan, and no exercise of authority or discretion vested in the Committee under any provision of the Plan (collectively or individually, a “Change”) shall be made if the Change (i) is not required by applicable law or necessary to meet the requirements of Rule 16b-3, and (ii) would have the effect of:
(a) eliminating, reducing or otherwise adversely affecting a Participant’s, former Participant’s or beneficiary’s rights with respect to any deferred amounts,
(b) altering the meaning or operation of the definition of “Change in Control” in Section 2 hereof (and of the definition of all the defined terms that appear in the definition of “Change in Control”), the provisions of Section 8.6 hereof or this Section 8.7, or any rule, regulation, procedure, provision or determination made or adopted prior to the Change in Control pursuant to Section 8.6 hereof or any provision in any rule, regulation, procedure, provision or determination made or adopted pursuant to the Plan that becomes effective upon the occurrence of a Change in Control (collectively, the “Change in Control Provisions”), or
(c) Undermining or frustrating the intent of the Change in Control Provisions to secure for Participants, former Participants and beneficiaries the maximum rights and benefits that can be provided under the Plan.

Upon and after the occurrence of a Change in Control, all rights of all Participants, former Participants and Beneficiaries under the Plan (including, without limitation, any rules, regulation or procedures promulgated under the Plan) shall be contractual rights enforceable against the Company and any successor to all or substantially all of the Company’s business or assets. The Change in Control Provisions may be altered, amended or suspended at any time before the date on which a Change in Control occurs provided that any alteration, amendment or suspension of the Change in Control Provisions that is made before the date on which a Change in Control occurs, and at the request of a person who effectuates the Change in Control, shall be treated as though it occurred after the Change in Control and shall be subject to the restrictions and limitations imposed by the preceding provisions of the immediately preceding paragraph.
8.8 Power to Delegate Authority.
(a) Board. The Board may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.
(b) Administrative. The Committee may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan.
8.9 Inability to Locate Participants and Beneficiaries.
Each Participant or Beneficiary entitled to receive payment under the Plan shall keep the Committee advised of his current address. If the Committee is unable for a period of thirty-six (36) months to locate a Participant or Beneficiary to whom a payment is due, the total amount payable shall be forfeited. Should the Participant or Beneficiary request payment thereafter, the Committee shall, upon satisfaction of its requests for any corroborating documentation, restore and pay the forfeited amount in a lump sum, the value of which shall not be adjusted for any earnings or gains during the period of forfeiture.
8.10 Headings.
The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
8.11 Severability.
If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been included in the Plan.

8.12 Governing Law.
The Plan will be construed, administered, and regulated in accordance with the laws of the State of Delaware, except to the extent that those laws are preempted by federal law.
8.13 Complete Statement of Plan.
This Plan contains a complete statement of its terms. This Plan and elections made pursuant to this Plan supersede any conflicting terms of the Bonus Plan, the PIP, or any agreement executed pursuant to the Bonus Plan or the PIP. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.6 hereof. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan.